409A Amendments

                                Amendment to the
    WSFS Financial Corporation Severance Policy for Executive Vice Presidents

         This Amendment to the WSFS Financial Corporation Severance Policy for Executive Vice Presidents (the "Policy") is made, effective as of December 31, 2008.

         WHEREAS, the Compensation Committee of the Board of Directors of WSFS Financial Corporation (the "Company") has determined that it is in the best interests of the Company to amend the Policy so as to meet the requirements of Internal Revenue Code Section 409A;

         NOW, THEREFORE, the Policy is hereby amended as follows:

         1. The unnumbered Section entitled "Receipt of Benefits" is hereby numbered as Section III.

         2. A new Section IV is hereby added as follows:

         "IV. Section 409A of the Internal Revenue Code

         (a) General. This policy shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations issued thereunder..

         (b) Definitional Restrictions. Notwithstanding anything in this policy to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable under the policy by reason of the occurrence of a change of control, or the EVP's release or other separation from service, such amount or benefit will not be payable or distributable to the EVP by reason of such circumstance unless (i) the circumstances giving rise to such change of control or release or other separation from service meet any description or definition of "change in control event" or "separation from service", as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a change of control or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the policy that is permissible under Section 409A.

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         (c) Medical Coverage. To the extent that any portion of the post-termination medical and dental benefits under this policy is provided pursuant to a self-insured arrangement as defined in Code
         Section 105 or is otherwise taxable, or to the extent that any premium payments made or reimbursed by WSFS for such coverage are taxable, then such coverage and such payments or reimbursements shall be subject to the following conditions if and to the extent they constitute deferred compensation subject to Section 409A of the Code: (i) the amount of benefits to be provided in one taxable year shall not affect the amount of benefits to be provided in any other taxable year; (ii) the reimbursement of an eligible taxable expense shall be made no later than the end of the year after the year in which the expense was incurred; and (iii) the right to benefits or payment or reimbursement of premiums shall not be subject to liquidation or exchange for another benefit.

         (d) Outplacement Expenses. If the provision of or reimbursement for professional level outplacement pursuant to this policy are includible in the EVP's federal gross taxable income, the amount of such expenses provided or reimbursable in any one calendar year shall not affect the amount provided or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The EVP's rights to payment or reimbursement of outplacement expenses pursuant to this policy shall expire at the end of the first year after the date of release. No right of the EVP to the provision or reimbursement of outplacement expenses under this policy shall be subject to liquidation or exchange for another benefit.

         (e) Treatment of Installment Payments. Each payment of severance benefits under this policy, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical or dental coverage, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

         (f) Release of Claims. To the extent that the payment of severance or other benefits under this policy is dependent upon the EVP having delivered a release form, such release shall have been signed within 45 days after the EVP's date of termination and such release shall not have been revoked within such time period.

         (g) Six-Month Delay in Certain Circumstances.. If any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable under this policy by reason of the EVP's separation from service during a period in which he or she is a "Specified Employee" of WSFS (as defined below), then payment or commencement of such non-exempt amounts or benefits shall be delayed until the earlier of the EVP's death or the first day of the seventh month following the EVP's separation from service. For purposes of this policy, the term "Specified Employee" has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, WSFS's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be


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         determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of WSFS, including this policy."


         IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of WSFS Financial Corporation, has executed this instrument for and on behalf of the Company to be effective as of the date and time indicated above.

                           WSFS FINANCIAL CORPORATION


                           By:_______________________